Exhibit 99.2

Live Oak Mobility Acquisition Corp. Announces Closing of Upsized $253,000,000 Initial Public Offering

Memphis, TN, March 4, 2021 (GLOBE NEWSWIRE) — Live Oak Mobility Acquisition Corp. (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, announced today that it closed its upsized initial public offering of 25,300,000 units at $10.00 per unit, including 3,300,000 units issued pursuant to the exercise by the underwriters of their over-allotment option. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the mobility and motion technology sectors, which could include but not be limited to emerging technology companies, component/material suppliers, infrastructure providers and other mobility-related services. The Company is led by Chief Executive Officer, Richard J. Hendrix, Chief Financial Officer and President, Gary K. Wunderlich, Jr., Chief Operating Officer, Adam J. Fishman and Chairman of the Board, Bob Ferguson.

The units are listed on the New York Stock Exchange (the “NYSE”) and commenced trading under the ticker symbol “LOKM.U” on March 2, 2021. Each unit consists of one share of the Company’s Class A common stock and one-fifth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “LOKM” and “LOKM WS,” respectively.

Jefferies LLC and BofA Securities acted as the book-running managers for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by email at: dg.prospectus_request@bofa.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on March 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Live Oak Mobility Acquisition Corp.

Gary K. Wunderlich, Jr.

Chief Financial Officer and President

(901) 685-2865

gwunderlich@liveoakmp.com